Exhibit 10.14

AGREEMENT

This Agreement (the "Agreement") is entered into as of the 22nd day of April, 2009, by and between NXT Nutritionals Holding Inc., a Delaware corporation with its principal offices at 56 Jackson Street, Holyoke MA. 01040, ("NXT"), and Trabajando, Inc. f/s/o Blair Underwood ("Underwood").

RECITALS

A.            NXT  is the an operating .company in the business of selling ingredients including SUSTA and Healthy Dairy Smoothies ("The Products");

B.             NXT is in need of a Underwood, and wishes to engage Underwood to act in this position. (Underwood)

AGREEMENT

NOW, THEREFORE, in consideration of the promises, conditions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; NXT, and Underwood agree as follows:

1.   Underwood Services. NXT hereby engages (Underwood) for the purpose of Informing consumers of the unique benefits of the Company's products. During the term of this Agreement, Underwood agrees to allow his approved likeness to be used in print materials, on the Companies web site, in approved emails directed to consumers, store ads and in one (1) TV commercial which will appear on CNBC and online. In addition Underwood will agree to make no more than 2 personal appearances per year on behalf of the Company, subject to mutually approved dates and times; and consult on up to two (2) additional commercials, subject to Underwood's professional availability. Company agrees to give final artistic approval to Underwood, and further agrees to using Underwood in a manner that will not interfere with his other career endeavors. The Underwood agrees not to withhold his services other than for reasonable conflicts in scheduling. Company agrees to pay for all approved travel expenses in advance.

2.   Term. Subject to Sections 3 and 5 below, the term of this Agreement shall be for a period of two (2) years beginning on the date shown above. This term may be extended for an additional two year period on the mutual written consent of both parties.

3.   Compensation. In consideration of services rendered to NXT, Underwood shall receive 400,000 shares of the company's restricted stock (NXTH). The company and Underwood have established the following mutually agreed upon key milestones that will automatically earn the Underwood additional cash and stock upon the occurrence of the following events:

Cash Compensation:
●	On the 1 year anniversary of the execution of this Agreement, Underwood shall receive a cash payment of $50,000, payable on or before April 22, 2010.
●
For the term of this Agreement, Underwood shall receive .15 cents per sale of SUSTA Natural Sweetener 50 count boxes or SUSTA Natural Sweetener multi serve pouches sold through the Company's Cause Marketing (Marketing efforts involving the Company and a non-profit organization for the benefit of both groups.)

Performance Incentives:
●	Underwood shall receive an additional 250,000 shares when the Company achieves $10 million in gross annual sales.

7.   Accountings/Audit. NKT will report to Underwood quarterly, no later than thirty (30) days after the end of each quarter, on Underwood contingent compensation for such quarter. Underwood may exercise reasonable rights of audit of NXT's records relating to Underwood share of contingent compensation (but no other aspect of NXT's business unless it relates to computations hereunder), upon reasonable notice to NXT within ninety (90) days following receipt of each accounting statement at Underwood's expense; provided that if Underwood is under paid more than five percent (5%), then NXT shall be responsible to pay the costs of the audit Such right of audit may only be exercised once in every twelve (12) months period. Underwood may not dispute any statement rendered after twelve (12) months from the date of delivery of any such statement

8.   Mediation. Any controversy or claim arising from, out of or relating to this Agreement, including, without limitation claims or any controversy based in tort, contract or warranty, claims for discrimination under state or federal law, claims for violation of any federal, state or local law, statute or regulation (collectively, "Claims"), shall first be submitted for nonbinding mediation to an impartial mediator ("Mediator") selected jointly by the parties. The parties will use their best efforts to participate in mediation within forty-five (45) days of the nuking of a Claim. If the Claim is not resolved in mediation, then either party may bring an action in the Superior Court of Los Angeles County, California. Notwithstanding anything to the contrary in this Section 8, either party shall have the right to seek injunctive and/or other equitable relief in a court of competent jurisdiction in the event of a material breach of the provisions of this Agreement, without first resorting to mediation.

9.   Indemnification. Each of the parties agrees to indemnify and hold harmless the other party, its officers, directors and employees, from and against any and all loss, liability, claims, costs and damages, including but not limited to reasonable outside attorneys' fees, arising directly or indirectly from a breach of the terms and conditions of this Agreement by the other party. NXT agrees to add Underwood and Trabajando, Inc. as additional insured parties on its Errors and Omissions General Liability, and Product Liability insurance policies. NXT warrants that it shall have minimum coverage of five million dollars per event.

10.          Authority. Underwood warrants and represents that he has the full power and axe hority to enter into this Agreement and to perform all of his respective obligations hereunder; thay any consents or corporate authority required to enter into this Agreement has been obtained; that the execution and performance of this Agreement will not violate any federal, state or local law or regulation, or the legal or equitable rights of any third party; and that each has obtained all licenses and permits required by any local, state or federal authority to provide the Services to be rendered hereunder.

11.          Notice. All notices to be given hereunder shall be in writing and shall be deemed given (i) on the date delivered in person, or (ii) on the date indicated on the return receipt if mailed. postage prepaid, by certified or registered U.S. Mail, with return receipt requested, or (iii) on the next business day after delivery to Federal Express or other overnight courier service, postage and or delivery charges prepaid, and addressed as follows:

TO NXT:	NXT Nutritionals Holdings, Inc.
56 Jackson Street
Holyoke Ma. 01040

TO Underwood:	Fox Rothschild LLP
ATTN. Darrell D. Miller, Esq.
1800 Century Park East, Suite 300
Los Angeles, CA 90067

12.          No Assignment. This Agreement, and the respective rights and duties of the parties, may not be assigned by either party without the written consent of all parties to this Agreement.

13.          No Modification. This Agreement shall not be altered or modified except in wt icing, duly executed by the parties hereto. No course of dealing nor any delay on the part of either party in exercising any other rights hereunder will operate as a waiver of any rights of such party, or be deemed a continuing waiver or a waiver of any breach, default, or right to enforce any term, covenant or provision of this Agreement

14.          Choice of Law. This Agreement has been entered into in, and shall be governed, interpreted and construed in accordance with the laws of the State of California. Any suit, action or proceeding arising from or related to this Agreement shall be brought exclusively in the Superior Court of California, LA County.
15.          Attorneys Fees. If an action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to its reasonable outside attorneys' fees, expert fees, and cc sts, at trial and on appeal.

16.          Successors in Interest. This Argument shall be binding on the executors, administrators, heirs, representatives, agents, trustees, successors and assigns of each of the parties herein

17.          Integration. This Agreement constitutes, the entire agreement between the parties and supersedes all prior and contemporaneous oral and written understandings and agreements between the parties.

18.         Severability. If any term, covenant or provision of this Agreement, or any part hereof, is found by any court of competent jurisdiction to be invalid, illegal or unenforceable in any prospect, the remaining terms, covenants and provisions of this Agreement shall be given the mainstream effect possible without regard to the invalid, illegal or unenforceable term, covenant or provision. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be substituted therefore as part of this Agreement a term, covenant or provision as similar to terms to such invalid, illegal or unenforceable term, covenant or provision, or part thereof, as may be valid, legal and enforceable.

19.         Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which. together shall constitute one and the same instrument. The signature page of any counterpart may be detached there from without imparing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by the other Party. Counterparts may be delivered by facsimile provided that original executed counterparts are delivered to the recipient on the next business day following the facsimile transmission.

20. Miscellaneous. All Travel for Underwood shall be First Class, :plus 1 guest, Hotel First Class, and Exclusive Ground Transportation, and $250 per diam. Additionally, Underwood shall receive a free personal supply of NXT products. All Press releases and publicity that includes Underwood's name, likeness or bio must be approved in writing by Underwood.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

NXT Nutritionals Holdings Inc.		Trabajando, Inc.

By:	/s/ Francis McCarthy	By:	/s/ Blair Underwood
	Francis McCarthy		Blair Underwood
	President & CEO		President

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